UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROVISION, INC.

NOTICE OF 2009 ANNUAL MEETING

September 15, 2009

Dear Microvision Shareholder:

The Annual Meeting of Shareholders of Microvision, Inc. (the “Company”), will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004 on September 15, 2009 at 9:00 a.m. for the following purposes:

1.	To elect five directors to serve until the next annual meeting;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year;

3.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock;

4.	To conduct any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record on July 20, 2009, you will be entitled to vote on the above matters. A list of shareholders as of the record date will be available for shareholder inspection at the headquarters of the Company, 6222 185th Avenue NE, Redmond, Washington 98052, during ordinary business hours, from September 5, 2009 to the date of the Annual Meeting. The list also will be available for inspection at the Annual Meeting.

Important!

Whether or not you plan to attend the Annual Meeting, your vote is very important.

After reading the Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the printable proxy card and returning it as soon as possible. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting To Be Held on September 15, 2009. The proxy materials and the annual report to stockholders are available at http://www.microvision.com/investors/proxy.html.

If you need assistance voting your shares, please call Investor Relations at (425) 936-6847.

The Board of Directors recommends a vote FOR the election of five nominees for directors, a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and a vote FOR the approval of the amendment of the Company’s Certificate of Incorporation.

At the meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the meeting and vote your shares in person even if you vote by telephone or the Internet or return your proxy card. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Redmond, Washington, voting again by telephone or Internet, or attending the Annual Meeting and voting in person.

We look forward to seeing you. Thank you for your ongoing support of and interest in Microvision, Inc.

Sincerely,

Thomas M. Walker Secretary

August 4, 2009

Redmond, Washington

MICROVISION, INC.

6222 185th Avenue NE

Redmond, Washington 98052

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

September 15, 2009

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:

We sent you the Notice of Internet Availability of Proxy Materials because the Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004 on September 15, 2009, at 9:00 a.m.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card or print, complete, sign, and return the proxy card.

On July 20, 2009 there were 76,163,000 shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We made this Proxy Statement available on or about August 4, 2009 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:	If you properly cast your vote by either by voting your proxy by telephone or via the Internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” the election of each of the nominees for director

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and

•	“FOR” the approval of the amendment to the Company’s Certificate of Incorporation.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:	Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 1, Proposal 2 and Proposal 3.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or Internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to Microvision’s Secretary at the Company’s offices in Redmond, Washington; or

•	Attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in a brokerage account or by another nominee, the Notice of Internet Availability of Proxy Materials is being forwarded to you. Follow the instructions on the Notice of Internet Availability of Proxy Materials in order to vote your shares by proxy or in person. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors?

A:	The five nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm?

A:	The selection of PricewaterhouseCoopers LLP will be ratified if the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	What vote is required to approve the amendment to the Company’s Certificate of Incorporation?

A:	Approval of the amendment to the Company’s Certificate of Incorporation requires approval by a majority of the outstanding shares of the Company’s common stock. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	What are the costs of soliciting these proxies?

A:	The Company will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees, and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of Microvision common stock, please call us at (425) 936-6847 or send an e-mail to ir@microvision.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal One—Election Of Directors

The Board of Directors of the Company oversees the Company’s business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and the Company’s principal advisers by reading the reports and other materials that the Company sends them regularly and by participating in Board and committee meetings. The Company’s directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. We currently have one vacancy on our Board of Directors due to Marc Onetto’s decision in July 2009 to not stand for re-election. The Board of Directors continues to seek, from time to time, additional board members to fill any vacancies who bring expertise in technology, operations and distribution. Until any vacancy is filled, the Board of Directors will consist of the members who are elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for election.

Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

Set forth below are the name, position held and age of each of the nominees for director of the Company. The principal occupation and recent employment history of each nominee is described below, and the number of shares of common stock beneficially owned by each nominee as of July 20, 2009 is set forth on pages 23 and 24.

Name	Age	Position
Richard A. Cowell (2) (3)*	62	Director
Slade Gorton (1) (3)*	81	Director
Jeanette Horan (1) (2)*	54	Director
Alexander Tokman	47	Director, President and Chief Executive Officer
Brian Turner (1) (2)*	49	Director

*	Independent Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating and Corporate Governance Committee

Colonel Richard A. Cowell, USA, (Ret.) has served as a director of the Company since August 1996. Colonel Cowell is a Principal at Booz Allen Hamilton, Inc. where he is involved in advanced concepts development and technology transition, joint and service experimentation, and the interoperability and integration of command and control systems for Department of Defense and other agencies. Prior to joining Booz Allen Hamilton, Inc. in March of 1996, Colonel Cowell served in the United States Army for 25 years. Immediately prior to his retirement from the Army, Colonel Cowell served as Director of the Louisiana Maneuvers Task Force reporting directly to the Chief of Staff, Army. Colonel Cowell has authored a number of articles relating to the potential future capabilities of various services and agencies.

Slade Gorton joined the Company as a director in September 2003. Mr. Gorton is currently Of Counsel at the law firm of K&L Gates, LLP. Prior to joining the firm, he represented Washington State in the United States Senate for 18 years. Mr. Gorton began his political career in 1958 as a Washington State Representative and went on to serve as State House Majority Leader. Mr. Gorton served as Attorney General of Washington from 1969- 1981, and during that time, he argued 14 cases before the United States Supreme Court. After leaving the Senate, Mr. Gorton served as a Commissioner on the National Commission on Terrorist Attacks Upon the United States (“9-11 Commission”); as a member of the National War Powers Commission and is Co-Chairman of the National Transportation Policy Project. Mr. Gorton is a director of Vigilos, Inc. Mr. Gorton also served in the U.S. Army, U.S. Air Force, and the U.S. Air Force Reserves.

Jeanette Horan joined the Company as a director in June 2006. Ms Horan is currently Vice President, Enterprise Business Transformation for IBM where she leads IBM’s transformation to a globally integrated enterprise. Prior to her current position, she was Vice President, Business Process and Architecture Integration from July 2006 to April 2007 where she led IBM’s internal business process transformation and information technology portfolio. Prior to this, Ms. Horan was Vice President, Information Management from January 2004 to July 2006 and Vice President Strategy, IBM Software Group from January 2003 to January 2004, where she was responsible for strategic alliances with key platform partners and led strategic and operational planning processes. From May 1998 to December 2002, Ms. Horan was also Vice President, Development for the Lotus brand and led worldwide product management, development and technical support.

Alexander Tokman, age 47, has served as President, Chief Executive Officer and a director of Microvision since January 2006. Mr. Tokman served as Microvision’s President and Chief Operating Officer from July 2005 to January 2006. Mr. Tokman, a former GE executive, joined Microvision after a 10-year tenure at GE Healthcare, a subsidiary of General Electric, where he led several global businesses, most recently as General Manager of its Global Molecular Imaging and Radiopharmacy multi-technology business unit from 2003 to 2005. Prior to that, between 1995 and 2003, Mr. Tokman served in various cross-functional and cross-business leadership roles at GE where he led the definition and commercialization of several medical modalities product segments including PET/CT, which added over $500 million of revenue growth to the company within the first three years of its commercial introduction. Mr. Tokman is a certified Six Sigma and Design for Six Sigma (DFSS) Black Belt and Master Black Belt and as one of GE’s Six Sigma pioneers, he drove the quality culture change across GE Healthcare in the late 1990s. From November 1989 to March 1995 Mr. Tokman served as technical programs lead and head of I&RD at Tracor Applied Sciences a subsidiary of then Tracor, Inc. Mr. Tokman has both an M.S. and B.S. in Electrical Engineering from the University of Massachusetts, Dartmouth.

Brian Turner has served as a director of the Company since July 2006. Mr. Turner was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of Real Networks, Inc., a digital media and technology company. Prior to Real Networks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director, Corporate Finance.

Board Meetings and Committees

The Board of Directors met seven times during 2008. All directors attended at least 75% of the aggregate meetings of the Board and meetings of the Board committees on which they served. The Board also approved certain actions by unanimous written consent. The Company has adopted a policy that each of the Company’s Directors be requested to attend the Company’s Annual Meeting each year. All directors attended the Company’s Annual Meeting in 2008.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with the Company. As a result of its annual review, the Board has determined that all of the directors, with the exception of Alexander Tokman, are independent (the “Independent Directors”). The Independent Directors are identified by an asterisk on the table above.

The Nasdaq listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. Based on all of the foregoing, as required by Nasdaq rules, the Board made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission (the “SEC”) providing that to qualify as “independent” for the purposes of membership on that Committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company other than their director compensation.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors has adopted a written charter for each of these Committees. The full text of each charter is available on the Company’s website located at www.microvision.com.

The Audit Committee

The Board of Directors has an Audit Committee which assists the Board of Directors by monitoring and overseeing: (1) the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, (2) the integrity of the financial statements of the Company, (3) compliance by the Company with legal and regulatory requirements, and (4) the performance of the Company’s internal finance and accounting personnel and its independent auditors. The Audit Committee conducts discussions related to the Company’s earnings announcements and periodic filings, as well as numerous other informal meetings and communications among the Chair, various Audit Committee members, the independent auditors and/or members of the Company’s management. Messrs. Cowell and Turner and Ms. Horan currently serve on the Audit Committee, with Mr. Cowell serving as Chairman. The Audit Committee met six times during 2008.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees the Company’s internal financial controls and financial disclosure procedures.

The “audit committee financial experts” designated by the Board are Col. Richard A. Cowell (Ret.) and Brian Turner, each an independent director. Col. Cowell holds a degree in accounting and has served for eight years as Chair of the Company’s Audit Committee. During his twenty-five years of service in the United States Army, Col. Cowell oversaw and actively supervised various complex governmental projects that involved government accounting with a breadth and level of complexity comparable to accounting issues raised by the Company’s financial statements, including issues relating to estimates, accruals, and reserves. Since retiring from the Army, Col. Cowell has served as a Principal at Booz Allen Hamilton, where he provides consulting services relating to significant government projects and grants which involve significant and complex accounting issues. Mr. Turner has eight years experience as a chief financial officer of three public companies and has thirteen years of experience in various roles at PricewaterhouseCoopers LLP, including Director, Corporate Finance. Mr. Turner has been actively involved in and has supervised the preparation of financial statements that present a breadth and complexity of issues comparable to accounting issues raised by the Company’s financial statements.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the Board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee also serves as the Plan Administrator for the Company’s stock option plans. The Compensation Committee Report is set forth below on page 17. Messrs. Gorton and Turner and Ms. Horan currently serve as members of the Compensation Committee, with Mr. Turner serving as chairman. The Compensation Committee met three times during 2008.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee: (1) counsels the Board of Directors with respect to Board and Committee structure and membership, and (2) reviews and develops the Company’s corporate governance guidelines. In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, will:

•	establish criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identify, review, and recommend director candidates for the Board;

•	recommend directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•

establish policies with respect to the process by which shareholders of the Company may recommend candidates to the Nominating and Corporate Governance Committee for consideration for nomination as a director;

•	assess and monitor, with Board involvement, the performance of the Board; and

•	recommend Directors for membership on Board Committees.

Messrs. Cowell, Gorton and Onetto currently serve as members of the Nominating and Corporate Governance Committee, with Mr. Gorton serving as Chairman. The Nominating and Corporate Governance Committee met one time during 2008.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of the Company’s outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating and Corporate Governance Committee care of the Corporate Secretary, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of an nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of the Company’s outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of the Company’s outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that the Company would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the Company, under the independence requirements established by the Company, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the Company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the Company in accordance with applicable laws, and the Company’s certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

In its assessment of each potential candidate, the Nominating and Corporate Governance Committee will review the nominee’s judgment, experience, independence, understanding of the Company’s or other related industries and such other factors the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating and Corporate Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating and

Corporate Governance Committee considers, in addition to the requirements set out in the Nominating and Corporate Governance Committee charter, quality of experience, the needs of the Company and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

The Company has adopted written procedures establishing a process by which shareholders of the Company can communicate with the Board of Directors regarding various topics related to the Company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Director Compensation for 2008

The following table provides information concerning the Company’s non-employee directors during 2008. Alexander Tokman was not paid additional compensation for his service as director and his compensation is fully reflected in the other tables contained in this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2) (3)	Stock Awards ($) (4)	Total ($)
Richard A. Cowell	42,000	37,290	10,000	89,290
Slade Gorton	35,000	37,290	10,000	82,290
Jeanette Horan	40,000	37,290	10,000	87,290
Marc Onetto	27,000	37,290	10,000	74,290
Brian Turner	39,000	37,290	10,000	86,290

(1)	Excludes Board and Committee meeting fees earned and reported in 2007, but paid in 2008 in the amounts of $2,000 for Mr. Turner and Mr. Cowell, $4,000 for Ms. Horan and $5,000 for Mr. Onetto and Mr. Gorton.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, calculated in accordance with Statement of Financial Accounting Standards (FAS) No. 123(R), and includes amounts from awards granted prior to 2008. In accordance with SEC rules, these amounts exclude estimates of forfeitures. The underlying valuation assumptions are disclosed in footnote 11 to the Company’s audited financial statements filed with its Annual Report on Form 10-K for fiscal 2008.

(3)	The following table shows the number of outstanding shares underlying option and stock awards for each of the Company’s non-employee directors as of December 31, 2008:

Name	Option Awards (#)	Stock Awards (#) (4)
Richard A. Cowell	138,867	7,092
Slade Gorton	105,000	7,092
Jeanette Horan	75,000	7,092
Marc Onetto	75,000	7,092
Brian Turner	75,000	7,092

(4)	The indicated awards represent one-half of each independent directors’ annual fee for 2008, which was paid in shares of common stock.

Each Independent Director is granted a nonstatutory option to purchase 15,000 shares of common stock on the date on which he or she is first elected or appointed to the Board of Directors. These options are fully vested and immediately exercisable upon the date of grant. Each Independent Director also receives, upon his or her initial appointment or election and upon each subsequent reelection to the Board of Directors, an option to purchase 15,000 shares that will vest in full on the earlier of (i) the day prior to the date of the Company’s annual meeting of shareholders next following the date of grant, or (ii) one year from the date of grant, provided the Independent Director continues to serve as a director on the vesting date. If an Independent Director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued to such Independent Director will be forfeited. Options vested as of the date of termination for any reason other than death or disability are exercisable through the date of expiration. The exercise price for each option is equal to the closing price of the Company’s common stock as reported on the Nasdaq Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

In addition, each Independent Director receives the following cash compensation for his or her service as a director:

•	A fee of $20,000 that accrues as of the date of appointment or election to the Board of Directors, and as of the date of each subsequent reelection;

•	A fee of $3,000 for the Board chair or $2,000 per director for each Board meeting attended by the director; and

•	A fee of $3,000 for the committee chair or $2,000 per committee member for each committee meeting attended by the director that is held on a day other than a day on which a Board meeting is held.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Compensation Committee Interlocks And Insider Participation

All members of the Compensation Committee during 2008 were independent directors, and none of them were the Company’s employees or former employees. During 2008, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors, executive officers, and greater-than 10% shareholders file reports with the SEC relating to their initial beneficial ownership of the Company’s securities and any subsequent changes. They must also provide the Company with copies of the reports.

Based solely on a review of the copies of such forms in the Company’s possession, and on written representations from reporting persons, the Company believes that all of these reporting persons complied with their filing requirements during 2008, except Messrs. Brown, Madhavan, Tokman, Walker, Wilson, executive officers of the Company, and Messrs. Cowell, Gorton, Onetto, and Turner and Ms. Horan, independent directors of the Company, each belatedly filed one Statement of Changes of Beneficial Ownership of Securities on Form 4, each reporting one transaction.

Code of Ethics

The Company has adopted a code of ethics applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer and general counsel, known as the Code of Ethics for Microvision Executives. The Company has also adopted a code of conduct applicable to the Company’s directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for Microvision Executives and the Code of Conduct are available on the Company’s website. In the event the Company amends or waives any of the provisions of the Code of Ethics for Microvision Executives applicable to its principal executive officer, principal financial officer, and principal accounting officer, it intends to disclose the same on the Company’s website at www.microvision.com.

Proposal Two—Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s stockholders at the Annual Meeting. The Company has been advised by PricewaterhouseCoopers LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required, the Board of Directors is nevertheless submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009. Should the selection of PricewaterhouseCoopers LLP not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal Three—Amendment to the Company’s Certificate of Incorporation

The Company’s Certificate of Incorporation currently permits the Company to issue up to an aggregate of 150,000,000 shares of capital stock, consisting of 125,000,000 shares of common stock and 25,000,000 shares of preferred stock. On July 19, 2009, the Company’s Board of Directors unanimously approved an amendment to the Company’s Certificate of Incorporation to permit the Company to issue up to an aggregate of 225,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock and 25,000,000 shares of preferred stock. The text of the proposed amendment is set forth below.

As of June 30, 2009, there were approximately 76,163,000 shares of the Company’s common stock issued and outstanding and approximately 20,861,000 shares of common stock reserved for future issuance under the Company’s outstanding options, warrants and convertible securities. Thus, approximately 27,976,000 authorized shares of common stock currently remain available for issuance.

The Board of Directors would like to increase the number of authorized shares of common stock to provide the Company with flexibility to issue shares of common stock for general corporate purposes, which could include, among other uses, financings, strategic partnering arrangements, equity incentive plans, acquisitions of assets or businesses, stock splits or stock dividends. The availability of additional authorized shares of common stock would allow the Company to accomplish these goals, and other business and financial objectives, in the future without stockholder approval, except as may be required in particular cases by the Company’s charter documents, applicable law or the rules of any stock exchange or other system on which the Company’s securities may then be listed. In addition to the more traditional uses described above, the Company could issue shares of its stock as a defense against efforts to obtain control of the Company. The Board of Directors does not intend or view the increase in authorized shares of stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type.

If this proposal is approved, the newly authorized shares of common stock would have the same rights as the presently authorized shares, including the right to cast one vote per share of common stock. Although the authorization of additional shares would not, in itself, have any effect on the rights of any holder of the Company’s common stock, the future issuance of additional shares of common stock (other than a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders. If this proposal is not approved, the Company may be limited in its ability to respond quickly to opportunities to engage in various transactions involving issuances of common stock, such as financings, strategic partnering arrangements, equity incentive plans and acquisitions of assets or businesses.

If approved, the first paragraph of Article IV of the Company’s Certificate of Incorporation will be amended to read in its entirety as follows:

“The total number of shares of capital stock which this corporation shall have the authority to issue is two hundred twenty five million (225,000,000) shares, consisting of (i) two hundred million (200,000,000) shares of common stock, $.001 par value (“Common Stock”) and (ii) twenty five million (25,000,000) shares of preferred stock, $.001 par value (“Preferred Stock”).”

Approval of this amendment to the Certificate of Incorporation requires approval by a majority of the outstanding shares of common stock. As a result, abstention and broker non-votes will have the same effect as a vote against the proposal. Holders of shares of the Company’s common stock do not have appraisal rights under Delaware law or under the governing documents of the Company in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

OTHER BUSINESS

The Company knows of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The Company’s executive compensation program is designed to attract, retain, motivate and recognize high performance executive officers. The Compensation Committee is responsible for and oversees the Company’s compensation program. The Company’s philosophy is to provide compensation programs that incentivize and reward both the short and long-term performance of the executive officers relative to the Company’s performance against its business objectives. Thus, the Committee utilizes compensation components that measure execution against the Company’s annual strategic operating plan, which contains the Company’s business objectives. In addition, the Compensation Committee seeks to align the interests of the Company’s executive officers with its shareholders.

Executive Compensation Components

Overview. The principal elements of the Company’s compensation are base salary, incentive bonus awards, and equity awards. The Company’s executive compensation policy recognizes that stock price is only one measure of performance, and given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Thus, the Compensation Committee considers the median level of compensation of its peer group and the achievement of the Company’s business objectives when determining executive compensation.

In November 2007, the Compensation Committee retained Milliman, Inc. (“Milliman”) to act as an independent compensation consultant. Milliman was tasked with examining the compensation of the named executive officers and providing an analysis of that compensation relative to other companies. Milliman studied data from the proxy statements of a select group of publicly-traded companies and from nationally recognized surveys. Data from these two sources was equally weighted in determining the median market levels of compensation.

The Company’s peer group was selected based on input from the Compensation Committee and senior management. In selecting the Company’s peer group, the Compensation Committee and senior management considered companies that were at a similar business stage and companies that were of a similar size in the high-technology and general industries in which the Company operates. In providing its report to the Compensation Committee, Milliman also took into account that information for the Company’s peer group was reported as of different dates for different companies. The companies comprising the Company’s peer group were 3D Systems Corporation, Arrowhead Research Corporation, eMagin Corporation, Excel Technology, Inc., Hoku Scientific, Inc., Immersion Corporation, Keithley Instruments, Inc., Mechanical Technology Inc., MoSys, Inc., Phoenix Technologies Ltd., ThermoGenesis Corp., Universal Display Corporation, and Zygo Corp. Data from these companies was compiled and averaged over a three-year period. Since proxy data is not job specific (i.e., various positions could be represented among the named executive officers), job specific data from nationally recognized surveys was also used. The nationally recognized published surveys utilized were the Aon Executive Compensation Survey, Economic Research Institute Executive Assessor, Culpepper Technology Executive Pay Report, Mercer Executive Compensation Survey, and Watson Wyatt Top Management Compensation Survey.

Base Salary. Base salaries for the named executive officers are primarily based on the position, taking into account competitive market compensation paid by other companies in the Company’s peer group for similar positions. Recommendations from the Chief Executive Officer as to increases in base salaries for each executive officer (other than for the Chief Executive Officer) based on the Chief Executive Officer’s evaluation of the executive officer’s performance are also taken into account.

As with total executive compensation, the Compensation Committee believes that executive base salaries should generally target the median base salary of the Company’s peer group. Each named executive officer’s base salary is also determined by reviewing the other components of the executive officer’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy. The Compensation Committee makes a recommendation on the Chief Executive Officer’s compensation to the full Board of Directors, which then has the authority to approve it.

Based on the compensation objectives mentioned above and Alexander Tokman’s employment agreement, Mr. Tokman’s base salary for 2008 was $347,288. The 2008 base salaries for Jeff Wilson, Thomas Walker, Sridhar Madhavan, and Ian Brown were $204,000, $229,288, $202,460, and $180,000, respectively.

Incentive Bonus. The Compensation Committee believes that a portion of an executive officer’s total compensation, an incentive bonus, should be based on the Company’s success in meeting certain performance goals. The Compensation Committee believes that structuring a significant portion of each executive officer’s annual cash compensation as an incentive bonus, and the contingent nature of that compensation, induces an executive officer to execute on both the short and long-term goals of the Company. It has structured the executive compensation program to reflect this philosophy by creating an incentive bonus framework that translates performance goals into levels of incentive bonuses.

Each of the named executive officers is eligible for an annual incentive bonus. The amount of the bonus depends on the level of achievement of the stated Company performance goals, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executive officers, except the Chief Executive Officer. The Compensation Committee makes a recommendation to the full Board regarding the Chief Executive Officer. Target bonus percentages are set to be approximately at the median of the peer group.

In 2008, the Compensation Committee approved 40% as a target bonus award (as a percentage of base salary) for the named executive officers other than the Chief Executive Officer. The Committee recommended to the Board, and the Board approved, 65% as a target bonus award (as a percentage of base salary) for the Chief Executive Officer. The amount of the target bonus actually awarded to executives is determined by the Company’s performance. In its discretion, the Compensation Committee may, however, award bonus payments to the named executive officers above or below the amounts determined using the calculations described below. However, for 2008, bonus payments were awarded based solely on the amounts determined using these calculations. Due to poor economic conditions and in order to reduce the cash needs of the Company, all bonus payments for 2008 were made with stock options in lieu of cash payments.

Funding of the Company’s Incentive Bonus Plan for 2008 was based on achieving certain performance goals. The performance goals under the Plan arose from business objectives set forth in the Company’s operating plan. The Company weighted each objective with more weight placed on the Company’s strategic objectives. In 2008, the business objectives included: (1) positioning the PicoP segment for 2009 growth; (2) progressing the PicoP automotive head-up display along the development roadmap; (3) delivering on customer commitments for PicoP™ eyewear; (4) achieving operating loss, year-end cash and revenue; and (5) improving the effectiveness and culture of the organization.

Overall performance was calculated by multiplying the percentage completion of each business objective by its assigned weight in order to generate a number corresponding to achievement of the business objective – See detailed discussion below of each performance objective. The numbers assigned to achievement of the business objectives were then summed together to achieve a total score. The target bonus payout was then made based upon the Committee’s discretionary determination of the appropriate payout, with reference to a sliding scale approved by the Committee that would have paid 200% of the target bonus at achievement of a score of 125% of the business objectives and 40% of target bonus at the score of 50%. The Committee determined that in 2008 the Company, in the aggregate, achieved a total score of approximately 63% of the business objectives which corresponded to a payout of 62% of target bonuses.

To determine the total score of the 2008 business objectives the Compensation Committee assessed the Company’s performance against the various objectives. The Committee determined the Company only partially met objective 1, primarily as a result of delays in the availability of green lasers for use in both the accessory and embedded PicoP. The Company was, however, able to secure manufacturing agreements for the accessory and embedded PicoP, commence discussions with prospective customers regarding the embedded PicoP and make advances in the definition and maturation the PicoP platform. The Committee determined that the Company only partially met objective 2 because despite delivering on two customer contracts and completing head-up display prototypes, the Company was unable to secure desired long-term customers due to instability in the automotive sector of the economy and unavailability of green lasers. The Committee determined that the Company substantially met objective 3 as a result of its success in meeting planned deliverables under its government contracts, which was offset by entering into a contract that will result in commercial product, but not in the target timeframe, and partial progress in development of a proprietary optics product. The Committee determined the Company only partially met objective 4, primarily as a result of the shortfall in bar code scanner revenues from plan, which resulted from a delay in launching ROV, offset slightly by the success in transferring engineering and support resources for bar code products to India. The Committee determined that the Company substantially met objective 4 primarily by ending the year with a cash balance well in excess of plan and managing the operating loss to better than target despite underperforming in meeting revenue targets. The Committee determined that objective 5 was met largely as a result of the Company’s success in retaining and motivating its top talent and overall employee population in a challenging economic climate.

Based upon the level of success in meeting the stated performance objectives described above, the Compensation Committee recommended to the Board, and the Board approved, an incentive bonus to be paid in stock options in lieu of cash for Alexander Tokman of $140,000. The Compensation Committee awarded Jeff Wilson, Thomas Walker, Sridhar Madhavan and Ian Brown bonuses to be paid in stock options in lieu of cash of $50,600, $56,900, $50,200 and $44,600, respectively. With respect to the Chief Executive Officer, the Compensation Committee recommended to the Board, and the Board approved, and with respect to each of the other executive officers, the Compensation Committee approved, paying the incentive bonus in additional stock option awards in an amount equal to the incentive bonus divided by the value of the stock option, determined for this purpose to be $2.00. The exercise price of the options was the closing market price of the Company’s common stock on the Nasdaq Global Market on the grant date. The options were fully vested upon grant with a ten year term.

Equity Awards. The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. Equity awards are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Each year the Committee reviews the size and composition of the equity grants to ensure that they are aligned with the Company’s compensation philosophy of compensating executives at the median of the Company’s peer group. Similar to base salary, a review of equity award levels is conducted to ensure that a named executive officer’s equity compensation comports with the Compensation Committee’s overall philosophy and objectives and is competitive with the Company’s peer group.

Stock options and restricted stock awarded to the named executive officers in 2008 were granted under, and subject to, the 2006 Incentive Plan. The stock options typically vest 25% upon the first anniversary of the date of grant and 25% upon each subsequent anniversary. The option awards expire 10 years from the date of grant, and optionees who terminate their service after vesting have a limited time to exercise their options (typically three to twelve months). The options also contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of the Company that does not result in an assumption, substitution or pay off of such awards by the acquiring company. The restricted stock has three-year cliff vesting, which is tied to continued employment. The exercise price of the options is the closing sale price of the Company’s common stock on the Nasdaq Global Market on the date of the grant.

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance-based compensation. Restricted stock and stock options are awarded by the Compensation Committee to executive officers based on a philosophy of providing equity incentives at the median of the Company’s peer group. In 2008, the value of the long-term incentive award was split 70% stock options and 30% restricted stock.

In 2008, the Compensation Committee approved 45% (as a percentage of base salary) for the level of equity awards to the named executive officers other than the Chief Executive Officer. The Committee recommended to the Board, and the Board approved, 110% (as a percentage of base salary) for the level of equity awarded to the Chief Executive Officer. The percentages were used to determine a total dollar value. Stock options were valued at $2.00 and restricted stock was valued using the grant price. Those values were then utilized to calculate the respective number of shares of options and restricted stock to award to an executive.

Mr. Tokman was awarded 218,071 stock options, 70,000 of which were granted in lieu of Mr. Tokman’s 2008 cash bonus. Jeff Wilson, Thomas Walker, Sridhar Madhavan and Ian Brown were awarded 61,378, 68,903, 60,079 and 53,436 stock options, respectively, including, 25,300, 28,450, 25,100 and 22,300 stock options granted in lieu of 2008 cash bonuses for Mr. Wilson, Mr. Walker, Mr. Madhavan and Mr. Brown, respectively. In 2008, Mr. Tokman was awarded 63,459 shares of restricted stock and Mr. Wilson, Mr. Walker, Mr. Madhavan and Mr. Brown were awarded 15,462, 17,337, 14,991 and 13,344 shares of restricted stock, respectively.

Tax Deductibility of Compensation

Limitations on the deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, which generally limits a public company’s tax deduction for compensation paid to its named executive officers to $1 million in any year. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. It is the intent of the Compensation Committee to have the Company’s compensation program be deductible without limitation. However, the Compensation Committee will take into consideration various other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Processes and Procedures

Role of the Compensation Committee and the Chief Executive Officer in the Compensation Process. The Chief Executive Officer, with the assistance and support of the human resources department, provides recommendations regarding the compensation of the executive officers, including himself. The Compensation Committee considers these recommendations and consults with the Chief Executive Officer as to his recommendations for the executive officers. The Compensation Committee considers the Chief Executive Officer’s recommendations, together with the Committee’s philosophy, objectives and market data in approving these recommendations. The Compensation Committee makes a recommendation on the Chief Executive Officer’s compensation to the full Board of Directors, who then has the authority to approve it.

Role of Compensation Consultants in the Compensation Process. The Compensation Committee’s charter provides the Committee with the authority to retain a compensation consulting firm in its discretion. In 2007, the Committee retained Milliman, Inc. Milliman’s role is more fully described under “Executive Compensation Components – Overview.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Slade Gorton

Jeanette Horan

Brian Turner (Chairman)

Summary Compensation Table for 2008

This table shows certain information about the compensation the Company paid its Chief Executive Officer, its Chief Financial Officer and each of its three other most highly compensated executive officers who were serving as executive officers as of December 31, 2008. These officers are referred to as named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3) (4)	Total ($)
Alexander Y. Tokman	2008	347,288	—	36,315	742,461	140,000	9,424	1,275,488
President and Chief Executive Officer and Director	2007	330,750	—	—	665,319	236,500	45,511	1,278,080
	2006	315,000	—	—	619,282	78,750	67,458	1,080,490

Jeff T. Wilson	2008	203,030	—	8,848	135,286	50,600	9,424	407,188
Chief Financial Officer	2007	195,892	—	—	70,572	86,700	3,997	357,161
	2006	185,349	—	—	39,188	38,070	—	262,607

Thomas M. Walker	2008	227,907	—	9,921	156,239	56,900	8,378	459,345
Vice President, General Counsel and Secretary	2007	205,033	—	—	86,374	97,200	8,072	396,679
	2006	198,450	—	—	51,526	40,040	5,678	295,694

Sridhar Madhavan	2008	200,500	—	8,579	118,257	50,200	7,826	385,362
Vice President Research and Development	2007	188,334	—	—	60,374	84,000	38,851	371,559
	2006	116,667	—	—	12,854	35,000	43,911	208,432

Ian D. Brown	2008	178,333	—	7,636	93,330	44,600	8,451	332,350
Vice President Sales and Marketing	2007	170,000	—	—	47,538	74,800	11,393	303,731
	2006	147,176	—	—	20,677	3,400	63,238	234,491

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of FAS 123(R), of awards pursuant to the 2006 Microvision, Inc. Incentive Plan (the “2006 Plan”) and may include amounts from awards granted in and prior to 2006. In accordance with SEC rules, these amounts exclude estimates of forfeitures. The underlying valuation assumptions are disclosed in footnote 13 to the Company’s audited financial statements filed with its Annual Report on Form 10-K for fiscal 2008.

(2)	Reflects the total amounts awarded under the annual incentive plan during fiscal 2006, 2007 and 2008, which are discussed in more detail under the heading “Incentive Bonus” in the Compensation Discussion and Analysis above. One-half of the amounts earned with respect to 2007 were paid in cash to participants on March 25, 2008 following the Compensation Committee’s review of performance targets under the plan and one-half of the amounts were paid in additional stock options of the Company – Alexander Tokman, Jeff Wilson, Thomas Walker, Sridhar Madhavan and Ian Brown were awarded 68,750, 25,203, 28,256, 24,419 and 21,744 stock options, respectively. Total amounts earned with respect to 2008 were paid in stock options of the Company to participants on April 23, 2009 following the Compensation Committee’s review of performance targets under the plan. Alexander Tokman, Jeff Wilson, Thomas Walker, Sridhar Madhavan and Ian Brown were awarded 70,000, 25,300, 28,450, 25,100 and 22,300 stock options, respectively.

(3)	Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below in footnote 4 represent the direct dollar cost incurred in providing these perquisites and other personal benefits to the named executive officers.

(4)	The table below shows amounts under All Other Compensation for fiscal 2006, 2007 and 2008:

Name and Principal Position	Fiscal Year	Perquisites and Personal Benefits (1)	Amounts reimbursed for payment of taxes	Employer contribution to 401 (k) account (2)	Forgiveness of interest amounts on outstanding loan balance	Severance	Total
Alexander Y. Tokman	2008	2,524	—	6,900	—	—	9,424
	2007	26,898	11,863	6,750	—	—	45,511
	2006	47,370	13,469	6,619	—	—	67,458

Jeff T. Wilson	2008	2,524	—	6,900	—	—	9,424
	2007	2,027	—	1,970	—	—	3,997
	2006	—	—	—	—	—	—

Thomas M. Walker	2008	2,524	—	5,854	—	—	8,378
	2007	2,227	—	5,845	—	—	8,072
	2006	—	—	5,678	—	—	5,678

Sridhar Madhavan	2008	1,991	—	5,835	—	—	7,826
	2007	22,277	10,717	5,857	—	—	38,851
	2006	29,426	12,297	2,188	—	—	43,911

Ian D. Brown	2008	1,991	—	6,460	—	—	8,451
	2007	3,895	1,888	5,610	—	—	11,393
	2006	43,309	16,741	3,188	—	—	63,238

(1)	The 2008 amounts represent actual amounts reimbursed for health club dues.

(2)	This column represents the amount of Company matching contributions made to the Company’s qualified 401(k) retirement plan.

Grants of Plan-Based Awards During 2008

The following table shows grants of plan based awards to the Company’s named executive officers in 2008.

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value Of Stock and Option Awards ($) (4)

Alexander Y. Tokman	03/25/2008	—	63,459	216,821	2.23	419,955
	03/25/2008	225,737	—	—	—	—

Jeff T. Wilson	03/25/2008	—	15,462	61,281	2.23	113,177
	03/25/2008	81,600	—	—	—	—

Thomas M. Walker	03/25/2008	—	17,337	68,709	2.23	126,898
	03/25/2008	91,715	—	—	—	—

Sridhar Madhavan	03/25/2008	—	14,991	59,398	2.23	109,709
	03/25/2008	80,984	—	—	—	—

Ian D. Brown	03/25/2008	—	13,344	52,880	2.23	97,666
	03/25/2008	72,000	—	—	—	—

(1)	All stock awards vest on the third anniversary of grant date.

(2)	Messrs. Tokman, Wilson, Walker, Madhavan and Brown were awarded 68,750, 25,203, 28,256, 24,419 and 21,744 of stock options, respectively, fully vested upon date of grant with ten year terms, in lieu of one-half of the Incentive Bonus amounts earned with respect to 2007. The remaining option awards vest 25% in annual installments beginning on the first anniversary of the date of grant and expire ten years after the date of grant.

(3)	All option awards were granted with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the date of grant.

(4)	Reflects the fair value of option awards on the date of grant in accordance with FAS 123(R).

Outstanding Equity Awards at Year-End 2008

The following table shows outstanding equity awards for the Company’s named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Alexander Y. Tokman	1	240,000	60,000	2.77	07/07/2015
	2	190,000	190,000	3.43	04/13/2016
	2	150,000	150,000	4.46	04/13/2016
	2	53,938	161,812	4.39	04/19/2017
	2	—	148,071	2.23	03/25/2018
	4	68,750	—	2.23	03/25/2018	5	63,459	2.23

Jeff T. Wilson	3	3,756	3,754	2.77	10/24/2011
	3	12,250	12,250	2.77	04/01/2012
	3	56,974	21,655	2.77	06/13/2013
	2	5,000	5,000	3.43	04/05/2016
	2	26,904	80,710	4.39	04/19/2017
	2	—	36,078	2.23	03/25/2018
	4	25,203	—	2.23	03/25/2018	5	15,462	2.23

Thomas M. Walker	3	90,000	30,000	2.77	05/07/2012
	2	20,000	20,000	3.43	04/05/2016
	2	27,002	81,006	4.39	04/19/2017
	2	—	40,453	2.23	03/25/2018
	4	28,256	—	2.23	03/25/2018	5	17,337	2.23

Sridhar Madhavan	2	20,000	20,000	3.43	05/12/2016
	2	20,500	61,500	4.39	04/19/2017
	2	—	34,979	2.23	03/25/2018
	4	24,419	—	2.23	03/25/2018	5	14,991	2.23

Ian D. Brown	2	25,000	25,000	3.43	05/12/2016
	2	11,700	35,100	4.39	04/19/2017
	2	—	31,136	2.23	03/25/2018
	4	21,744	—	2.23	03/25/2018	5	13,344	2.23

(1)	The indicated option vests 20% on the grant date and 20% on each subsequent annual anniversary of the grant date.

(2)	The indicated option vests 25% on each anniversary of the grant date.

(3)	The indicated options were repriced via an exchange for outstanding options. They vest 25% on the grant date of May 17, 2006 and 25% on each subsequent anniversary of the grant date.

(4)	The indicated options vested 100% on the date of grant.

(5)	The indicated stock awards vest 100% on the third anniversary of the date of grant.

Option Exercises and Stock Vested During 2008

None of the Company’s named executive officers exercised stock options or acquired shares upon vesting of stock awards during fiscal 2008.

Potential Payments upon Termination or Change in Control

All of the Company’s named executive officers, except for Alexander Tokman, are employed at will and do not have employment agreements. Mr. Tokman’s employment agreement is summarized below. Under the 2006 Plan, 100% of each of the named executive officers’ options which have not been exercised will become fully vested and immediately exercisable upon a change of control of the Company that does not result in an assumption, substitution or pay off of such award by the acquiring company.

The following table sets forth aggregate estimated payment obligations to each of the Company’s named executive officers assuming a termination without cause, or a change in control, occurred on December 31, 2008.

Name	Payments Due in Connection with a Termination of Employment without Cause (1)	Payments Due in Connection with a Change of Control and Termination of Employment (1)	Payments Due in Connection with Change of Control (1)
Alexander Y. Tokman	731,470	907,394	—
Jeff T. Wilson	—	—	—
Thomas M. Walker	—	—	—
Ian D. Brown	—	—	—
Sridhar Madhavan	—	—	—

(1)	The Company used the following assumptions to calculate these payments:

•

The Company included the estimated intrinsic value of accelerating any award of stock options that is accelerated upon a change in control. In the case of a change in control, the Company assumed that all such awards would be cashed out at closing using the closing price of the Company’s common stock on the Nasdaq Global Market on December 31, 2008, which was $1.68 per share. See the table titled “Outstanding Equity Awards at Fiscal Year-End 2008” for information regarding unvested equity awards.

Employment Agreement

Payment upon Termination. Under Mr. Tokman’s employment agreement with the Company dated April 7, 2009, if he dies, becomes disabled, retires, terminates his employment other than for “good reason” or is terminated by the Company for “cause,” he will be provided his earned but unpaid base salary, earned but unused vacation time, any bonus compensation for the prior year which is unpaid on the date of termination to the extent bonuses are paid to other officers, 18 months of certain group and medical benefits for Mr. Tokman’s family and any business expenses which have not yet been reimbursed by the Company. If the Company terminates him “other than for cause,” or if he terminates his employment for “good reason,” he will receive, in addition to the amounts listed in the foregoing sentence, his base salary for 18 months following the date of his termination, plus an amount equal to his target bonus for the year prior to the termination, and the Company will continue to pay certain group medical and dental expenses in that 18-month period. The Company does not accelerate the vesting of equity incentives for its executive officers in the event of a termination of employment. In the event of a change in control of the Company, all unvested stock options vest upon the change in control if the change in control does not result in an assumption, substitution or pay off of such award by the acquiring company, and the Compensation Committee has the discretion to remove the vesting restrictions on all unvested restricted shares.

In determining whether a termination occurred with or without “cause,” “cause” is deemed to exist under Mr. Tokman’s employment agreement when there is a repeated willful failure to perform or gross negligence in the performance of his duties; fraud, embezzlement or other dishonesty with respect to the Company; a material breach of his obligations of confidentiality, non-competition, or non-solicitation against the Company; or commission of a felony or other crime involving moral turpitude.

In determining whether Mr. Tokman has “good reason” to terminate his employment, “good reason” is deemed to exist when: the Company has failed to continue him in a certain position; there is a substantial diminution in the nature and scope of his responsibilities; there is a material failure of the Company to provide him with base salary and benefits, excluding an inadvertent failure which is cured within a certain time period; or his office is relocated more than thirty-five miles from the then-current location of the Company’s principal offices without his consent. Mr. Tokman may only terminate his employment for good reason if he (a) gives notice to the Company within ninety (90) days of the initial occurrence of the event or condition constituting good reason, setting forth in reasonable detail the nature of such good reason; (b) the Company fails to cure within thirty (30) days following such notice; and (c) Mr. Tokman terminates his employment within thirty (30) days following the end of the thirty (30)-day cure period (if the Company fails to cure).

Payment upon a Change in Control. In the event of a change of control and the Company terminates Mr. Tokman’s employment “other than for cause” within two years following a change of control or Mr. Tokman terminates his employment for “good reason” within six months following a change of control, the Company must pay Mr. Tokman an amount equal to two times the sum of one year of base salary plus a payment equal to his target bonus. The foregoing amount will be paid in a single lump sum. The Company must also pay the full cost of Mr. Tokman’s continued participation in the Company’s group health and dental plans for two years or, if less, for so long as he remains entitled to continue such participation under applicable law. In addition, 100% of his options, restricted stock or other equity awards which have not been exercised and have not expired or been surrendered or cancelled, will become exercisable in accordance with the applicable award agreement.

The obligation of the Company to pay the severance amounts mentioned in this “Payments upon a Termination or Change in Control” section are subject to Mr. Tokman signing an employee release. Also, Mr. Tokman must comply with certain confidential information and assignment of intellectual property obligations. Further, Mr. Tokman is subject to a non-compete and non-solicit obligation for 12 months following his termination.

INFORMATION ABOUT MICROVISION COMMON STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of July 20, 2009, the number of shares of the Company’s common stock owned beneficially by the Company’s directors and nominees, the named executive officers, and all directors and executive officers as a group and each persons known by the Company to own beneficially more than 5% of the outstanding common stock of the Company.

Name of Beneficial Owner	Number of Shares (1)	Percent of Common Stock (2)
Alexander Y. Tokman (3)	1,129,144	1.5%

Jeff T. Wilson (4)	232,370	*

Thomas M. Walker (5)	278,823	*

Sridhar Madhavan (6)	132,764	*

Ian D. Brown (7)	115,728	*

Richard A. Cowell (8)	152,159	*

Slade Gorton (9)	113,092	*

Marc Onetto (10)	82,092	*

Jeanette Horan (11)	82,092	*

Brian Turner (12)	82,092	*

Highland Capital Management (13)	4,722,287	6.2%

Max Display Enterprises Ltd. (14)	10,095,299	12.9%

All executive officers and directors as a group (10 persons) (15)	2,400,356	3.0%

*	Less than 1% of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, the Company believes that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 76,163,000 shares of common stock outstanding as of July 20, 2009.

(3)	Includes 1,093,644 shares issuable upon exercise of options.

(4)	Includes 231,470 shares issuable upon exercise of options.

(5)	Includes 270,823 shares issuable upon exercise of options.

(6)	Includes 129,264 shares issuable upon exercise of options.

(7)	Includes 112,728 shares issuable upon exercise of options.

(8)	Includes 138,867 shares issuable upon exercise of options.

(9)	Includes 105,000 shares issuable upon exercise of options.

(10)	Includes 75,000 shares issuable upon exercise of options.

(11)	Includes 75,000 shares issuable upon exercise of options.

(12)	Includes 75,000 shares issuable upon exercise of options.

(13)	Based on information set forth in a Form 4 filed with the SEC on May 21, 2009 by James D. Dondero and Highland Capital Management, L.P.

(14)	Based on information set forth in a Schedule 13D filed jointly with the SEC on June 30, 2009 by Max Display Enterprises Limited (“Max Display”) and Walsin Lihwa Corporation (“Walsin Lihwa”). Max Display is a special purpose vehicle formed for investment and other similar purposes and a wholly-owned subsidiary of Walsin Lihwa. Max Display and Walsin Lihwa beneficially own 10,095,299 shares of Common Stock, consisting of 8,076,239 shares of Common Stock and a warrant to purchase 2,019,060 shares of Common Stock.

(15)	Includes 2,306,796 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Code of Conduct adopted by the Company, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for Microvision Executives adopted by the Company, the Company’s chief executive officer, chief financial officer and other senior operating and financial executives must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. The Company also reviews questionnaires completed by all directors and executive officers for potential “related-person transactions” between the Company and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board of Directors for general oversight of Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Company’s financial statements, as well as for Company’s financial reporting process. PricewaterhouseCoopers LLP, acting as an independent registered public accounting firm, is responsible for expressing an opinion on the conformity of Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2008 with the Company’s management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors for the fiscal year ended December 31, 2008, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

Audit Committee

Richard A. Cowell, Chairman

Jeanette Horan

Brian Turner

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent auditors, PricewaterhouseCoopers LLP, billed the following fees to the Company for audit and other services for the fiscal years 2008 and 2007:

Audit Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $529,280 for the year ended December 31, 2008 and were $410,235 for the year ended December 31, 2007.

Audit Related Fees

There were no fees for audit related services in 2008 or 2007.

Tax Fees

Fees for tax services, including federal and state tax compliance, tax advice and tax planning, totaled $1,732 in 2008 and $26,075 in 2007.

All Other Fees

Fees for all other services not described above totaled $1,500 in 2008 for a subscription to an online accounting research tool and $1,500 in 2007.

The Company’s Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether the Company’s use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit the Company from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit the Company from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2010 Annual Meeting, the written proposal must be received by the Company no later than April 6, 2010. Shareholder proposals must comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials and must contain the information required in the Company’s bylaws for shareholder proposals. If you wish to obtain a free copy of the Company’s bylaws, please contact Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052.

If a shareholder proposal is not included in the Company’s proxy statement for the 2010 Annual Meeting, it may be raised from the floor during the meeting if written notice of the proposal is received by the Company not less than 60 nor more than 90 days prior to the meeting or, if less than 60 days’ notice of the date of the meeting is given, by the close of business on the 10th business day following the first public announcement of the meeting.

You also may propose candidates for consideration by the Nominating and Corporate Governance Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the Director recommendation procedures described on page 9.

ADDITIONAL INFORMATION

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2008, was first made available to the shareholders of the Company with this Proxy Statement on or about August 4, 2009. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC may be obtained by shareholders without charge by written or oral request to Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, telephone (425) 936-6847, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 936-6847, by fax at (425) 936-4415, by mail to Investor Relations, Microvision, Inc., 6222 185th Avenue NE, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 5:00 p.m., Seattle, Washington time, on September 14, 2009. Submitting your vote by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

MICROVISION, INC.

Annual Meeting, September 15, 2009 PROXY SOLICITED BY BOARD OF DIRECTORS

The 2009 Annual Meeting of Shareholders of Microvision, Inc. will be held on September 15, 2009 at 9:00 a.m., Pacific Time, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington 98004

The undersigned hereby appoints Alexander Tokman, Jeff T. Wilson, and Thomas M. Walker, and each of them, each with power to appoint his/her substitute, as proxies to vote and act at the 2009 Annual Meeting of shareholders of Microvision, Inc. (the “Company”) to be held on September 15, 2009, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the reverse side on the matters on the reversed side, as described in the accompanying notice of the 2009 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2009 Annual Meeting are hereby revoked.

The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR the nominees for director and FOR ratification of proposals 2 and 3. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

R2.09.05.010

0000028439 _2

MICROVISION, INC.

6222 185TH AVE NEREDMOND, WA 98052

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

For

Withhold

For All

All

All

Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Richard A. Cowell 02 Slade Gorton 03 Jeanette Horan 04 Alexander Tokman 05 Brian Turner

The Board of Directors recommends you vote FOR the following proposal(s):

2 To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year;

3 To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock.

NOTE: The Board of Directors recommends a vote FOR the election of five nominees for directors, a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and a vote FOR the approval of the amendement of the Company’s Certificate of Incorporation.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

R2.09.05.010

0000028439 _1